                              PREFERRED STOCK
                    REDEMPTION AND CONVERSION AGREEMENT

This Agreement dated for reference the 21st day of December, 2000.

BETWEEN:

           SUTTON PARK INTERNATIONAL LIMITED, a corporation organized under the laws of the British Virgin Islands, with an address at P.O. Box 146, Road Town, Tortola, British Virgin Islands

           (the "Shareholder")

AND:

           ICHOR CORPORATION, a corporation organized under the laws of Delaware in the United States

           ("ICHOR")

WHEREAS:

A. The Shareholder is the beneficial owner of 402,500 shares of 5% Cumulative Redeemable Convertible Preferred Stock, Series 1 (the "Series 1 Preferred Stock") in the capital of ICHOR; and

B. The Shareholder has agreed with ICHOR as to the conversion and/or redemption of its shares of Series 1 Preferred Stock of ICHOR, upon the terms and conditions set forth herein.

NOW THEREFORE, the parties hereto agree as follows:

1.    CONVERSION AND/OR REDEMPTION

1.1 Subject to the terms and conditions hereof, the Shareholder hereby sells, assigns and transfers to ICHOR 402,500 shares of Series 1 Preferred Stock beneficially owned by the Shareholder in consideration of the sum of $1,197,940 (the "Sum") and 2,597,060 shares of common stock, par value $0.01 per share (the "Common Stock") in the capital of ICHOR.

2.    REPRESENTATIONS AND WARRANTIES

2.1 ICHOR represents and warrants to the Shareholder that the statements contained in this Section 2.1 are correct and complete as of the date of this Agreement and shall be correct and complete as of the Closing Date (as though made then) and hereby acknowledges and confirms that the Shareholder is relying upon such representations and warranties in connection with the transactions contemplated herein:

      (a) ICHOR has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization. ICHOR is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. ICHOR has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it;

      (b) ICHOR has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by and on behalf of ICHOR and constitutes legal, valid and binding obligations of ICHOR enforceable against ICHOR in accordance with its terms; and

      (c) the shares of Common Stock of ICHOR to be issued upon conversion of certain shares of Series 1 Preferred Stock hereunder shall be duly and validly issued and outstanding as fully paid and non-assessable.

2.2 The Shareholder represents and warrants to ICHOR that the statements contained in this Section 2.2 are correct and complete as of the date of this Agreement and shall be correct and complete as of the Closing Date (as though made then) and hereby acknowledges and confirms that ICHOR is relying upon such representations and warranties in connection with the transactions contemplated herein:

      (a) it has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by and on its behalf and constitutes legal, valid and binding obligations of it enforceable against it in accordance with its terms;

      (b) the shares of Series 1 Preferred Stock owned by it are owned by it as the sole legal and beneficial owner of record with good, full and marketable title thereto, free and clear of any mortgages, liens, charges, restrictions, security interests, adverse claims, pledges, encumbrances or demands whatsoever, and are issued and outstanding as fully paid and non-assessable;

      (c) no person, firm or corporation has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase, acquisition, transfer or contribution from it of any of the shares of Series 1 Preferred Stock or any interest therein or right thereto owned by it, other than pursuant hereto; and

      (d) there is no legal or regulatory action or proceeding pending or threatened by any person to enjoin, restrict or prohibit the redemption and/or conversion, as applicable, by it as contemplated herein.

2.3 The Shareholder acknowledges and agrees that: (i) the shares of Common Stock of ICHOR acquired pursuant hereto have not been and will not be registered under the Securities Act of 1933, as amended, of the United States (the "Securities Act") or the securities laws of any state; (ii) the sale contemplated hereby is being made in reliance on either Rule 144A to Qualified Institutional Buyers or under Regulation S to non U.S. persons outside the United States in reliance upon Regulation S; and (iii) the shares of Common Stock of ICHOR acquired pursuant hereto are deemed to be "restricted securities" within the meaning of Rule 144 under the Securities Act.

2.4 The Shareholder acknowledges and agrees that if it decides to offer, sell or otherwise transfer the shares of Common Stock of ICHOR acquired pursuant hereto, such securities may be offered, sold or otherwise transferred only: (i)(A) to a person whom the seller reasonably believes is a Qualified Institutional Buyer purchasing for its own account or is purchasing for the account of a Qualified Institutional Buyer in a transaction meeting the requirements of Rule 144A; (B) in an offshore transaction (as defined in Rule 902 under the Securities Act) meeting the requirements of rule 904 under the Act; (C) in a transaction meeting the requirements of Rule 144 under the Securities Act; (D) to an institutional "Accredited Investor" as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act that, prior to such transfer, furnishes ICHOR an opinion of counsel or other documentation containing certain representations and agreements relating to the registration or transfer of the shares that such transfer is in compliance with the Securities Act; or (E) in accordance with another exemption from the registration requirements of the Securities Act; (ii) to ICHOR; or (iii) pursuant to an effective registration statement under the Securities Act and, in each case, in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction, and the Shareholder will, and each subsequent holder is required to, notify any purchaser of the security evidenced thereby of the resale restructions set forth above.

2.5 The Shareholder acknowledges and agrees that the certificates representing the shares of Common Stock to be delivered to the Shareholder upon the terms described herein shall bear a legend substantially upon the terms descsribed in Section 2.4 above.

3.    COVENANTS

3.1 Each of the parties hereto severally covenants that it shall use all commercially reasonable efforts to take all action and do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement.

4.    CLOSING PROCEDURE

4.1 The closing of the transactions contemplated herein shall take place on December 29, 2000, at 53, Route de Malagnou, 1211 Geneva 17, Switzerland, or at such other time or place as may be mutually agreed upon. The date of the closing of the transactions contemplated in this Agreement is referred to herein as the "Closing Date" and the time of closing on such date is referred to herein as the "Time of Closing".

4.2   At the Time of Closing on the Closing Date, ICHOR shall:

      (a) deliver to the Shareholder or its order a bank draft, certified cheque or electronic wire transfer in an amount equal to the Sum and certificates representing 2,597,060 shares of Common Stock to be issued to the Shareholder pursuant to Section 1.1 hereof; and

      (b) deliver or cause to be delivered such other documents as are required or contemplated to be delivered by ICHOR pursuant to this Agreement.

4.3   At the Time of Closing on the Closing Date, the Shareholder shall:

      (a) deliver to ICHOR certificates representing the shares of Series 1 Preferred Stock to be cancelled pursuant to Section 1.1 hereof; and

      (b) deliver or cause to be delivered such other documents as are required or contemplated to be delivered by the Shareholder pursuant to this Agreement.

5.    CONDITIONS OF CLOSING

5.1 The obligation of ICHOR to complete the transactions contemplated herein shall be subject to the following conditions to be fulfilled and/or performed at or prior to the Time of Closing on the Closing Date:

      (a) the representations and warranties of the Shareholder contained in this Agreement shall be true and correct in all material respects at the Time of Closing, with the same force and effect as if such representations and warranties were made at and as of such time; and

      (b) the Shareholder shall have complied with all covenants and agreements herein agreed to be performed or caused to be performed by it.

5.2 In the event that the conditions referred to in Section 5.1 hereof shall not have been fulfilled at or prior to the Time of Closing to the satisfaction of ICHOR, acting reasonably, or waived by ICHOR, this Agreement shall be rescinded and ICHOR shall be released from all obligations hereunder.

5.3 The obligation of the Shareholder to complete the transactions contemplated herein shall be subject to the following conditions to be fulfilled and/or performed at or prior to the Time of Closing on the Closing
Date:

      (a) the representations and warranties of ICHOR contained in this Agreement shall be true and correct in all material respects at the Time of Closing, with the same force and effect as if such representations and warranties were made at and as of such time; and

      (b) ICHOR shall have complied with all covenants and agreements herein agreed to be performed or caused to be performed by it.

5.4 In the event that the conditions referred to in Section 5.3 hereof shall not have been fulfilled at or prior to the Time of Closing to the satisfaction of the Shareholder, acting reasonably, or waived by the Shareholder, this Agreement shall be rescinded and the Shareholder shall be released from all obligations hereunder.

6.    INDEMNIFICATION

6.1 ICHOR agrees to indemnify and save harmless the Shareholder from all claims, demands, proceedings, losses, damages, liabilities, deficiencies, costs and expenses (including, without limitation, all legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) suffered or incurred as a result of or arising directly or indirectly out of or in connection with: (i) any breach by ICHOR of or any inaccuracy of any representation or warranty of ICHOR; or (ii) any breach or non-performance by ICHOR of any covenant to be performed by it that is contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto.

6.2 The Shareholder agrees to indemnify and save harmless ICHOR from all claims, demands, proceedings, losses, damages, liabilities, deficiencies, costs and expenses (including, without limitation, all legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) suffered or incurred by ICHOR as a result of or arising directly or indirectly out of or in connection with: (i) any breach by the Shareholder of or any inaccuracy of any representation or warranty of the Shareholder;
or (ii) any breach or non-performance by the Shareholder of any covenant to be performed by it, that is contained in this Agreement or in any agreement, instrument, certificate or other document delivered pursuant hereto.

7.    COSTS AND EXPENSES

7.1 All costs and expenses of or incidental to the transactions contemplated herein are to be assumed and paid by the party incurring such costs and expenses.

8.    SUCCESSORS AND ASSIGNS

8.1 All the terms and provisions of this Agreement shall be binding upon and enure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

9.    SURVIVAL

9.1 It is understood and agreed that all warranties, representations, covenants, indemnities and agreements of the parties herein contained or contained in any certificates or documents submitted pursuant to or in connection with the transactions contemplated herein shall survive the completion of the transactions contemplated herein and the termination of this Agreement and shall continue in full force and effect for the benefit of the other parties for a period of two years following the Closing Date.

10.   FURTHER ASSURANCES

10.1 Each party to this Agreement covenants and agrees that, from time to time, it will, at the request and expense of the requesting party, execute and deliver all such documents and do all such other acts and things as any other party hereto, acting reasonably, may from time to time request be executed or done in order to better evidence or perfect or effectuate any provision of this Agreement or of any agreement or other document executed pursuant to this Agreement or any of the respective obligations intended to be created hereby or thereby.

11.   SEVERABILITY

11.1 Should a provision of this Agreement be or become invalid, the validity of the remaining provisions of this Agreement shall not be affected. The parties hereto undertake to replace any such invalid provision without delay with a valid provision which as nearly as possible duplicates the economic intent of the invalid provision.

12.   GOVERNING LAW

12.1 This Agreement shall be construed and enforced in accordance with, and the rights and obligations of the parties shall be governed by, the laws of the State of New York in the United States.

13.   COUNTERPARTS

13.1 This Agreement may be executed in any number of counterparts, each of which when delivered, either in original or facsimile form, shall be deemed to be an original and all of which together shall constitute one and the same document.

IN WITNESS WHEREOF the parties have executed this Agreement in counterparts, one for each party.


ICHOR CORPORATION

Per:  -------------------------------
      Authorized Signatory


SUTTON PARK INTERNATIONAL LIMITED

Per:  -------------------------------
      Authorized Signatory